EXHIBIT 10.3

1212500 ALBERTA LTD.

as Facility User

- and –

BATTLE MOUNTAIN GOLD EXPLORATION CORP.

as Guarantor

- and –

MACQUARIE BANK LIMITED

as Facility Provider

GOLD FACILITY AGREEMENT

Dated for reference April , 2006

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THIS AGREEMENT is dated for reference April , 2006.

BETWEEN:

1212500 ALBERTA LTD.
as Facility User

OF THE FIRST PART

AND:

BATTLE MOUNTAIN GOLD EXPLORATION CORP. as Guarantor

OF THE SECOND PART

AND:

MACQUARIE BANK LIMITED
as Facility Provider

OF THE THIRD PART

WHEREAS the Facility User has requested that the Facility Provider make available to it a gold facility, and the Facility Provider has agreed to do so on the terms and conditions set forth herein;

NOW THEREFORE in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties agree as follows:

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ARTICLE 1

INTERPRETATION

1.1

Defined Terms.As used in this agreement, including the recital and the schedules, unless there is something in the subject matter or the context inconsistent therewith, the following terms shall have the following meanings:

(1)	"Accession Agreement" means the accession agreement to be entered into by each of NewCo Barbados and NewCo Canada on the Advance Date substantially in the form of schedule 3 annexed hereto.

(2)	"Acquisition Agreement" means the share purchase agreement dated November 28, 2005 between BMG and IAMGold, as amended by an amending agreement dated , 2006 between the Vendors, the Facility User and BMG, together with any other agreements or documents relating to such share purchase agreement.

(3)	"Advance Date" means the date upon which the Gold Facility shall be made available hereunder following satisfaction of the conditions set forth in section 3.1.

(4)	"affiliate" has the meaning set forth in the Canada Business Corporations Act.

(5)	"Authorised Representative" means, with respect to an Obligor, a person authorised to provide notices, instructions and directions hereunder on behalf of such Obligor as set forth in the certificate with respect to such Obligor delivered under section 3.1(4), as such certificate may be updated from time to time by such Obligor.

(6)	"BMG" means Battle Mountain Gold Exploration Corp.

(7)	"Bridge Facility" means the credit facility made available to 1212500 Alberta Ltd. and Battle Mountain Gold Exploration Corp. under the Bridge Facility Agreement.

(8)	"Bridge Facility Agreement" means the agreement of even date between 1212500 Alberta Ltd. and Battle Mountain Gold Exploration Corp. as borrowers, and Macquarie Bank Limited as bridge lender.

(9)	"Bridge Lender" means Macquarie Bank Limited in its capacity as the Bridge Lender under and as defined in the Bridge Facility Agreement.

(10)	"Bullion Account" means a bullion account, in the name of Macquarie Bank Limited, held with HSBC Bank USA in London having account

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number 15875 and Swift Code BLICGB2L.

(11)	"Business Day" means a day (other than Saturday or Sunday) on which banks are open for business in:

(a) Vancouver, Canada;

(b) Sydney, Australia;

(c) London, England; and

(d) New York, New York.

(12)	"Canadian Dollars", "Cdn. Dollars", "Cdn. $" and "$" each mean lawful money of Canada.

(13)	"Current Assets" means on any date the cash or other assets of BMG, on a consolidated basis, that would in the ordinary course of business be consumed or converted into cash within 12 months after that date. For the avoidance of doubt, for the purpose of determining compliance with section 6.1(9)(a) prior to the Advance Date, (i) the Current Dollar Value of the Gold Facility Limit, and (ii) the aggregate amount of the Credit Facility under and as defined in the Bridge Facility Agreement shall be included as a Current Asset.

(14)	"Current Dollar Value" means, with respect to a quantity of Gold on any Business Day, the value in US Dollars of such quantity of Gold loco London determined by multiplying such quantity of Gold (in Ounces) by the London Gold Price on that Business Day.

(15)	"Current Gold Value" means, with respect to an amount of US Dollars on any Business Day, the quantity of Gold equivalent to such amount of US

Dollars determined by dividing such amount of US Dollars by the London Gold Price on that Business Day.

(16)	"Current Liabilities" means on any date the liabilities of BMG, on a consolidated basis, that would in the ordinary course of business be due and payable within 12 months after that date (including, as appropriate, the Gold Outstandings and any obligations of BMG and the Facility User under the Acquisition Agreement). For the avoidance of doubt, for the purpose of determining compliance with section 6.1(9)(a) prior to the Advance Date, the obligations of BMG and the Facility User under the Acquisition Agreement (including the IAMGold Subordinated Debenture) shall be included in Current Liabilities.

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(17)	"Default" means an event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

(18)	"Distribution" by any person means:

	(a)	any payment, dividend, return or reduction of capital or other distribution on or in respect of securities (other than any payment when due of the principal of and interest on debt securities) issued by such person;

	(b)	any purchase, redemption, retraction or other acquisition by such person of any of its issued securities;

	(c)	any consulting, licensing, management or administration fee or charge or any similar fee or charge paid or payable to any affiliate of such person (other than any such payment made in the ordinary course of business in respect of goods or services provided on terms and conditions no less favourable to the payor than would apply in a similar transaction entered into with an arm's-length party);

	(d)	any payment by such person on account of any principal of any loans or advances owed by it to any of its directors, officers or shareholders or any of its or their respective affiliates;

	(e)	any payment by such person on account of any principal, interest or fees under the Bridge Facility; or

	(f)	any loan to, or guarantee of the indebtedness of, or other financial assistance provided to, any of the directors, officers or shareholders of such person or any of its or their respective affiliates, or any other person not dealing at arm's-length with such person or any of such directors, officers, shareholders or affiliates.

(19)	"DSCR" means, in respect of any Financial Quarter, the ratio of A to B, where:

A is the aggregate of the following during such Financial Quarter:

(i)	Revenues for such Financial Quarter;

less the following during such Financial Quarter:

(ii)	corporate expenses of the Obligors contemplated in or consistent with the annual budget most recently approved

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          by the Facility Provider under section 6.1(8)(c), including taxes and similar charges; and

(iii)	other reasonable corporate expenses previously approved in writing by the Facility Provider;

B	is the aggregate of the following:

	(iv)	the Gold Outstandings;

	(v)	interest and financing charges in respect of other Financial Indebtedness (including amortization of original issue discount on any Financial Indebtedness, but excluding for greater certainty underwriting and arrangement fees);

	(vi)	mandatory dividend payments on shares comprising Financial Indebtedness (unless such dividends are cumulative or, if unpaid, are not required to be paid in the future); and

	(vii)	that component of rentals in respect of capital lease obligations which is treated as interest expense under GAAP;

          in each case paid, accrued and/or scheduled to be paid, as the case may be, by the Obligors during such Financial Quarter.

(20)	"Environmental Laws" means all applicable Laws, Permits and guidelines or requirements of any Official Body (whether or not having the force of Law, and including consent decrees to which any Obligor is a party or otherwise subject, and administrative orders which may affect any such member) relating to public health and safety, protection of the environment, the release of hazardous materials and occupational health and safety; provided that, where such guideline or requirement does not have the force of law, it shall comprise an Environmental Law only to the extent that a prudent owner of an asset or operator of a business similar to that owned or operated by the relevant person would consider it necessary or advisable to comply with same.

(21)	"Event of Default" means any of the events specified in section 8.1.

(22)	"Facility Life Ratio" means, as at the date which is the end of any Financial Quarter of the Facility User, the ratio of A to B, where:

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(a)	A is the aggregate of the following during the period commencing on such date and ending on the Final Maturity Date, discounted at an 8% per annum discount rate:

	(i)	Revenues;

less the following:

	(ii)	corporate expenses of the Obligors contemplated in or consistent with the annual budget most recently approved by the Facility Provider under section 6.1(8)(c), including taxes and similar charges; and

	(iii)	other reasonable corporate expenses previously approved in writing by the Facility Provider;

B is the Gold Outstandings on such date;

in each case excluding any revenues that are received, or Gold Outstandings that are repaid, on such date.

(23)	"Facility Provider" means Macquarie Bank Limited.

(24)	"Facility User" means 1212500 Alberta Ltd.

(25)	"Final Maturity Date" means May 15, 2010.

(26)	"Financial Indebtedness" of a person means, at any time, indebtedness for borrowed monies of such person, including but not limited to:

	(a)	obligations of such person under financial leases and purchase money mortgages;

	(b)	all indebtedness of such person for the deferred (in excess of 90 days) purchase price of property or services;

	(c)	trade indebtedness in excess of 60 days;

	(d)	obligations of such person to deliver goods or provide services that have been paid for in advance by a financier, or that relate to a financing transaction;

	(e)	the amount for which any shares in the capital of any such person that is a corporation may be redeemed if the holders of such shares are entitled at such time to require such person to redeem such shares, or if such person is otherwise obligated at such time to

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          redeem such shares, in each case whether on notice or otherwise;

(f)	obligations of such person under any Hedging Arrangement for any purpose;

(g)	the amount of any continuing investment or collateralization in connection with a factoring or securitization of receivables or any other asset (regardless of the form of such continuing investment or collateralization, factoring or securitization, and including any capital contribution, but not including the proceeds received for any asset that is the subject of such factoring or securitization) or other form of credit enhancement or recourse made or required to be made in connection with such factoring or securitization and regardless of the form of such recourse arising under such factoring or securitization; and

(h)	the maximum amount which may be outstanding at any time of all amounts of the kinds referred to in (a) through (h), inclusive, which is directly or indirectly guaranteed by such person or which such person has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which such person has otherwise assured a creditor against loss by means of an indemnity, security or bond (whether or not such person has assumed or become liable for the payment of such amounts).

(27)	"Financial Quarter" means, with respect to any Obligor, any period of three consecutive calendar months ending on March 31, June 30, September 30 or December 31.

(28)	"Financial Year" means, in respect of any Obligor, any period of 12 consecutive calendar months ending on December 31.

(29)	"Free Cash Flow" means, in respect of any period:

	(a)	Revenues for such period;

less the following for such period:

	(b)	Gold Deliveries:

	(c)	corporate expenses of the Obligors contemplated in or consistent with the annual budget most recently approved by the Facility Provider under section 6.1(8)(c), including taxes and similar charges; and

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(d)	other reasonable corporate expenses previously approved in writing by the Facility Provider.

(30)	"GAAP" means, in relation to any person at any time, those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof in effect at such time.

(31)	"Gold" means gold bars or unallocated gold complying with the rules of the LBMA relating to good delivery and fineness from time to time in effect.

(32)	"Gold Account" means such one or more gold accounts maintained by the Facility User and BMG with the Facility Provider (or such other financial institution as may be agreed by the Facility Provider) in such locations, and on such terms and conditions, as the Facility Provider shall determine.

(33)	"Gold Advance" means the quantity of Gold to be delivered or intended to be advanced to the Facility User pursuant to a Gold Advance Notice under the Gold Facility.

(34)	"Gold Advance Notice" means a notice requesting that the Gold Advance be made substantially in the form of schedule 1 annexed hereto.

(35)	"Gold Availability Period" means the period commencing on the Advance Date and ending on April 15, 2006 (or such other date as may be agreed between the parties).

(36)	"Gold Delivery" has the meaning given to it in section 2.2.

(37)	"Gold Delivery Date" means each date specified in the table set out in section 2.2.

(38)	"Gold Facility" means the gold facility made available to the Facility User by the Facility Provider under section 2.1 under which the Gold Advance may be requested.

(39)	"Gold Facility Documents" means this agreement, the Accession Agreement, the Security and all other documents necessary to implement the financing comprised in the Gold Facility (including, for greater certainty, any document expressed, or agreed in writing by the parties, to be a Gold Facility Document).

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(40)	"Gold Facility Limit" means 11,750 Ounces of Gold.

(41)	"Gold Outstandings" means at any time and from time to time the quantity of Gold to be delivered or re-delivered to the Facility Provider or, as the context may require, the amount equal to the Current Dollar Value of Gold to be delivered or re-delivered, to the Facility Provider under the Gold Facility and (in either case) any interest, fees, indemnity, expenses and other amounts due and payable by the Facility User (whether in Gold or cash) to the Facility Provider.

(42)	"Guarantors" means, collectively, BMG, NewCo Barbados and NewCo Canada.

(43)	"Hedging Arrangement" means any agreement, option or arrangements designed to protect a person against fluctuations in:

(a) interest rates;

(b) currency exchange rates; or

(c) precious metals or commodity prices;

and for greater certainty shall include any transaction referred to in clause

(a) or (b) of the definition of “Specified Transaction” contained in Section

14 of the 2002 ISDA Master Agreement published by International Swaps and Derivatives Association, Inc.

(44)	"Hedging Obligations" means all obligations, liabilities and indebtedness of BMG to the Facility Provider of whatsoever nature under any Hedging Arrangement;

(45)	"IAMGold" means IAMGold Corporation.

(46)	"IAMGold Subordinated Debenture" means a debenture to be granted by the Facility User to IAMGold (and guaranteed by BMG) in payment of US$2 million of the purchase price payable under the Acquisition Agreement, having the following terms and otherwise satisfactory in form and substance to the Facility Provider:

(a) a term to maturity (bullet) of two years;

(b) interest at an annual rate of 6%, payable semi-annually in cash or shares of BMG;

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(c)	the principal shall be convertible into shares of BMG at a price of US$0.60 per share; provided that, on default, the conversion price shall be the lower of (i) US$0.60 per share, and (ii) the market price of such shares;

(d)	the principal of the debenture shall be redeemable at par, at the option of the Facility User, if the shares of BMG are trading at less than US$0.60 per share;

(e)	the obligations of the Facility User under the debenture (and BMG under the guarantee) shall rank pari passu with all Financial Indebtedness of the Facility User and BMG incurred after the Advance Date (other than Hedging Arrangements entered into with the Facility Provider or further advances under the Gold Facility or the Bridge Facility);

(f)	after the Bridge Facility has been repaid in full, and if the shares of BMG are trading at less than US$0.60 per share, 25% of the proceeds of any equity issue by BMG shall be applied to repayment of the debenture; and

(g)	the debenture shall be subject to the terms of the subordination agreement referred to in section 5.1(9).

(47)	"Increased Costs" means any amounts payable by the Facility User to the Facility Provider under any of sections 2.8, 2.9, 6.1(12), 7.2 to 7.4 inclusive, 9.5 and 9.6.

(48)	"Law" means any law (including common law and the laws of equity), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

(49)	"LBMA" means The London Bullion Market Association or any successor body.

(50)	"LIBOR" means the rate of interest (expressed as an annual rate) determined by the Facility Provider to be the arithmetic mean (rounded up to the nearest 1/16%) of the offered rates for deposits in US Dollars for a period of one month, which rates appear on (A) the Reuters screen LIBOR 01 page, or (B) if such Reuters screen LIBOR 01 page is not readily available to the Facility Provider, Page 3750 of the Telerate screen, in either case as of 11:00 a.m. London time on the date of determination.

(51)	"Lien" means any mortgage, pledge, lien, hypothecation, security interest or other encumbrance or charge (whether fixed, floating or otherwise) or

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title retention, any right of set-off (arising otherwise than by operation of Law) and any deposit of moneys under any agreement or arrangement whereby such moneys may be withdrawn only upon fulfilment of any condition as to the discharge of any other indebtedness or other obligation to any creditor, or any right of or arrangement of any kind with any creditor to have its claims satisfied prior to other creditors with or from the proceeds of any properties, assets or revenues of any kind now owned or later acquired.

(52)	"London Gold Price" means, on any day, the 10:30 a.m. gold fixing on the LBMA on such day unless such day is not a Business Day, in which case the London Gold Price will be such 10:30 a.m. gold fixing on the next Business Day.

(53)	"MAE" means:

	(a)	any material adverse change in a Royalty Asset, including any decision by the owner and/or Operator to suspend, delay or cease construction and/or development of the Royalty Asset referred to as item B.3 in schedule 2 annexed hereto; or

	(b)	any change in the business, assets, liabilities, ownership, board membership, operations or condition, financial or otherwise, of any Obligor, Operator or Royalty Asset which in the Facility Provider’s opinion results in:

(i) any material impairment or reduction in the ability (financial or otherwise) of any Obligor to fulfil any covenant or obligation to the Facility Provider; or

(ii) any material impairment of the remedies of the Facility Provider under the Security.

(54)	"Material Agreements" means, collectively, the following;

	(a)	the Royalty Agreements;

	(b)	the Acquisition Agreement; and

	(c)	the IAMGold Subordinated Debenture.

(55)	"NewCo Barbados" means BMGX (Barbados) Corporation.

(56)	"NewCo Canada" means 1210078 Alberta Ltd.

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(57)	"Obligors" means, collectively, the Facility User and the Guarantors.

(58)	"Official Body" means any government (including any federal, provincial, state, territorial, municipal or local government) or political subdivision or any agency, authority, bureau, regulatory or administrative authority, central bank, monetary authority, commission, department or instrumentality thereof, the TSX or any other public securities exchange, or any court, tribunal, judicial entity, or arbitrator, whether foreign or domestic.

(59)	"Operator" means the person responsible for the operation of a Royalty Asset as more particularly described in schedule 2 annexed hereto.

(60)	"Ounces" means troy ounces.

(61)	"Permit" means any permit, licence, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, direction, decree, authorization, franchise, privilege, grant, waiver, exemption and other similar concession or by-law, rule or regulation (whether or not having the force of Law) of, by or from any Official Body; provided that, where such permit, licence, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, direction, decree, authorization, franchise, privilege, grant, waiver, exemption and other similar concession or by-law, rule or regulation does not have the force of law, it shall comprise a Permit only to the extent that a prudent owner of an asset or operator of a business similar to that owned or operated by the relevant person would consider it necessary or advisable to comply with same.

(62)	"Permitted Corporate Expense Withdrawal" means a withdrawal of all or a portion of the balance in the Proceeds Accounts from time to time on the basis of one withdrawal per calendar month, which withdrawal satisfies the following conditions, namely:

(a) no Default or Event of Default has occurred and is continuing, or would result from such withdrawal;

(b) BMG is in compliance with the financial covenants set forth in section 6.1(9) as if such financial covenants were being calculated as at date of such withdrawal;

(c) all Gold Deliveries and mandatory pre-deliveries of Gold required under sections 2.2 and 2.4 on the Gold Delivery Date prior to such withdrawal have been effected; and

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(d)	the funds that are the subject of such withdrawal are to be used only for:

	(i)	corporate expenses of the Obligors contemplated in or consistent with the annual budget most recently approved by the Facility Provider under section 6.1(8)(c), including taxes and similar charges; or

	(ii)	other reasonable corporate expenses previously approved in writing by the Facility Provider.

(63)	"Permitted Debt" means, in respect of an Obligor at any time, any of the following Financial Indebtedness:

	(a)	the Bridge Facility;

	(b)	the IAMGold Subordinated Debenture;

	(c)	the Hedging Obligations;

	(d)	any inter-company indebtedness from time to time between the Obligors which has been subordinated to the Gold Outstandings on terms and conditions satisfactory to the Facility Provider; and

	(e)	any other Financial Indebtedness previously approved in writing by the Facility Provider.

(64)	"Permitted Encumbrances" means, in respect of an Obligor at any time, any of the following:

	(a)	any Lien for Taxes, assessments or government charges or levies not at the time due and delinquent or the validity of which is being contested at the time by such person in good faith by proper legal proceedings, and which contested Lien in the reasonable opinion of the Facility Provider does not, and could not reasonably be expected to, constitute an MAE;

	(b)	the Lien of any judgment rendered or claim filed against such person which such person shall be contesting in good faith by proper legal proceedings, and which Lien in the reasonable opinion of the Facility Provider does not, and could not reasonably be expected to, constitute an MAE;

	(c)	the Liens of the Security, as security for the Gold Facility, the Hedging Obligations and the Bridge Facility; and

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           (d)      the Lien of the IAMGold Subordinated Debenture.

(65)	"Permitted Excess Cash Withdrawal" means a withdrawal from the Proceeds Account that satisfies the following conditions, namely:

	(a)	such withdrawal is made on a Gold Delivery Date or within 30 Business Days thereafter, and all Gold Deliveries and mandatory pre-deliveries of Gold required on such Gold Delivery Date under sections 2.2 and 2.4 have been effected;

	(b)	only one such withdrawal may be made on or following a Gold Delivery Date and prior to the immediately succeeding Gold Delivery Date;

	(c)	no Default or Event of Default has occurred and is continuing, or would result from such withdrawal;

	(d)	BMG is in compliance with the financial covenants set forth in section 6.1(9) as if such financial covenants were being calculated as at date of such withdrawal; and

	(e)	such withdrawal is in an amount not more than 50% of:

		(i)	the balance in the Proceeds Account;

less

		(ii)	the sum of:

			(A)	if not theretofore satisfied, the Current Dollar Value of the Gold Deliveries on such Gold Delivery Date under section 2.2;

			(B)	the Current Dollar Value of the Gold Deliveries on the Gold Delivery Date immediately following such Gold Delivery Date under section 2.2; and

			(C)	the anticipated debt service obligations (whether on account of principal or interest and including trade creditors) of the Obligors to be paid in the Financial Quarter following such Gold Delivery Date;

			(D)	the anticipated corporate expenses of the Obligors to be paid in the Financial Quarter following such Gold Delivery Date, as contemplated in or consistent with

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the annual budget most recently approved by the Facility Provider under section 6.1(8)(c), including taxes and similar charges;

or such greater amount as may be agreed in writing from time to time by the Facility Provider.

(66)	"person" includes an individual, partnership, body corporate, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture and other entity and any Official Body.

(67)	"Proceeds Account" means such one or more bank accounts maintained by the Facility User and BMG with the Facility Provider (or such other financial institution as may be agreed by the Facility Provider) in such locations, and on such terms and conditions, as the Facility Provider shall determine.

(68)	"Repadre" means Repadre International Corporation.

(69)	"Revenues" means, in respect of any period, the aggregate revenues received by NewCo Barbados and NewCo Canada under the Royalties in such period, net of all deductions of any nature whatsoever, including on account of expenses, charge-backs, set-offs or other deductions under the terms of the Royalties, and withholding taxes, other taxes and similar charges.

(70)	"Royalties" has the meaning set forth in the Acquisition Agreement.

(71)	"Royalty Agreement" means an agreement providing for a Royalty as more particularly described in schedule 2 annexed hereto, together with any other agreements or documents relating to any such Agreement.

(72)	"Royalty Asset" means a project, mineral title or interest therein, or other asset or property, now or hereafter giving rise to a Royalty.

(73)	"Security" means all items of security given to the Facility Provider at any time and from time to time to secure the Gold Outstandings, including the security set forth in Article 5.

(74)	"subsidiary" has the meaning set forth in the Canada Business Corporations Act.

(75)	"Taxes" means all taxes, levies, imposts, stamp taxes, duties, fees, deductions, withholdings, charges, compulsory loans or restrictions or conditions resulting in a charge which are imposed, levied, collected,

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withheld or assessed by any country or political subdivision or taxing authority thereof as of the date hereof or at any time in the future together with interest thereon and penalties with respect thereto, if any, and any payments of principal, interest, charges, fees or other amounts made on or in respect thereof (but excluding any taxes, franchise taxes, levies, imposts or charge imposed, levied or assessed in respect of or applied on the overall net income of the Facility Provider, net earnings of the Facility Provider, net profits of the Facility Provider or capital or place of business of the Facility Provider or on goods and services purchased by the Facility Provider and any penalties and payments of principal, interest, charges, fees or other amounts made on or in respect thereof), and "Tax" and "Taxation" shall be construed accordingly.

(76)	"this agreement", "herein", "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this agreement as supplemented or amended and not to any particular Article, section, paragraph, schedule or other portion hereof; and the expressions "Article", "section", "paragraph" and "schedule" followed by a number or letter mean and refer to the specified Article, section, paragraph or schedule of this agreement.

(77)	"US Dollars", "United States Dollars" and "US$" each mean lawful money of the United States of America in same day immediately available funds or, if such funds are not available, the form of money of the United States of America that is customarily used in the settlement of international banking transactions on the day payment is due hereunder.

(78)	"Vendors" means, collectively, IAMGold and Repadre.

1.2	Computation of Time Periods.

	(1)	Inclusion Rules. In this agreement, in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

	(2)	Ibid. Where in this agreement a notice must be given a number of days prior to a specified action, the day on which such notice is given shall be included and the day of the specified action shall be excluded.

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1.3 Accounting Terms.All accounting terms not specifically defined herein shall be construed, and resulting calculations and determinations made, in accordance with GAAP.

1.4 Gender; Singular, Plural, etc.As used herein, each gender shall include all genders, and the singular shall include the plural and the plural the singular, as the context shall require.

1.5 Use of Certain Words.The words "including" and "includes", when either follows any general term or statement, is not to be construed as limiting the general term or statement to the specific terms or matters set forth immediately following such word or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement.

1.6	Successors, etc.In this agreement:

	(a)	reference to any body corporate shall include successors thereto, whether by way of amalgamation or otherwise; provided that certain transfers and assignments by the Obligors and corporate and other reorganizations shall nonetheless be undertaken only in accordance with any restrictions imposed by the terms hereof;

	(b)	references to any statute, enactment or legislation or to any section or provision thereof include a reference to any order, ordinance, regulation, rule or by-law or proclamation made under or pursuant to that statute, enactment or legislation and all amendments, modifications, consolidations, re-enactments or replacements thereof or substitutions therefor from time to time; and

	(c)	reference to any agreement, instrument, Permit or other document shall include reference to such agreement, instrument, Permit or other document as the same may from time to time be amended, supplemented, replaced or restated.

1.7	Interpretation not Affected by Headings, etc.The division of this agreement into Articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.8 General Provisions as to Certificates and Opinions, etc.Whenever the delivery of a certificate is a condition precedent to the taking of any action by the Facility Provider hereunder, the truth and accuracy of the facts and the diligent and good faith determination of the opinions stated in such certificate shall in each case be conditions precedent to the right of the Facility User to have such action taken, and any certificate

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executed by the Facility User shall be deemed to represent and warrant that the facts stated in such certificate are true and accurate.

ARTICLE 2
THE GOLD FACILITY

2.1	Gold Facility.

	(1)	Gold Facility. Subject to the terms and conditions of this agreement, the Facility Provider will make available to the Facility User during the Gold Availability Period a gold facility under which the Facility User may request the delivery of a quantity of Gold comprising the Gold Advance and the Facility Provider will deliver the Gold Advance, up to the Gold Facility Limit.

	(2)	Purposes. On the date of the Gold Advance, the Facility User will apply the net proceeds of the sale of the quantity of Gold equal to the Gold Advance, as set forth in section 2.1(3)(d), to the purchase of all of the issued and outstanding shares in the capital of NewCo Canada pursuant to the Acquisition Agreement.

	(3)	Advance.

		(a)	The Facility User may request the delivery of one Gold Advance only under the Gold Facility by giving a Gold Advance Notice to the Facility Provider in accordance with this section 2.1.

		(b)	The Gold Advance Notice in respect of the Gold Advance shall:

			(i)	be signed by an Authorised Representative of the Facility User;

			(ii)	specify the date for the proposed Gold Advance, which shall be a Business Day during the Gold Availability Period;

			(iii)	be given to the Facility Provider not later than 10:00 a.m. (Sydney time) three Business Days before the date for the proposed Gold Advance (and, if given later than 4:00 p.m. on any day, shall be deemed to have been given on the next Business Day); and

			(iv)	specify the quantity of Gold comprising the proposed Gold Advance, being a quantity of Gold not exceeding the Gold Facility Limit.

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(c)	A Gold Advance Notice is effective when given to the Facility Provider as contemplated by this section 2.1 and, once effective, is irrevocable.

(d)	The Facility User has arranged for the sale (on the date of the Gold Advance) through the Facility Provider of the quantity of Gold equal to the Gold Advance for proceeds denominated in US

Dollars, following which the net proceeds of such sale shall be deposited to the Proceeds Account and within 24 hours used for the purposes set forth in section 2.1(2). All costs incurred by the Facility User in connection with the sale of any Gold comprising the Gold Advance in accordance with this agreement are solely for the Facility User’s own account.

(4)	Non-Revolving Nature. The Gold Facility shall not revolve, and amounts redelivered or pre-delivered thereunder may not be the subject of any further availment.

(5)	Delivery. To the extent that a physical delivery of Gold is made to the Facility User by the Facility Provider, such delivery shall be made subject to the following conditions:

	(a)	the Facility User is not a bailee of any Gold comprising the Gold Advance delivered by the Facility Provider under this agreement; and

	(b)	all costs incurred by the Facility User in connection with its acceptance of delivery of any Gold Advance in accordance with this agreement are solely for the Facility User’s own account.

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2.2 Scheduled Redelivery.On each Gold Delivery Date, the Facility User shall re-deliver, in accordance with section 2.6, the quantity of Gold in Ounces as set out opposite that Gold Delivery Date (each a “Gold Delivery”), in the table below:

Gold Delivery Date	Quantity of Gold in Ounces
May 15, 2006	907
August 15, 2006	907
November 15, 2006	907
February 15, 2007	907
May 15, 2007	907
August 15, 2007	907
November 15, 2007	907
February 15, 2008	907
May 15, 2008	907
August 15, 2008	907
November 15, 2008	907
February 15, 2009	907
May 15, 2009	907
August 15, 2009	907
November 15, 2009	907
February 15, 2010	907
May 15, 2010	488

2.3	Voluntary Pre-delivery.

	(1)	Notice of Pre-Delivery. The Facility User may elect to pre-deliver Gold on account of Gold Deliveries in whole or in part, without premium or penalty, by giving a notice to the Facility Provider which:

(a) is signed by an Authorised Representative of the Facility User;

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(b)	is given to the Facility Provider not later than 10.00 a.m. (London time) at least 60 days before the date on which the pre-delivery is to be made; and

(c)	specifies the quantity of Gold to be pre-delivered.

A notice under this clause is effective when given to the Facility Provider as contemplated by paragraph (b), is irrevocable once effective and binds the Facility User to act in accordance with its terms.

(2)	Voluntary Pre-Delivery. The Facility User must deliver to the Facility Provider, on the date specified in a notice given under section 2.3(1):

(a) the quantity of Gold specified in the notice; and

(b) the Current Gold Value of all Increased Costs in respect of the quantity of Gold so delivered.

(3)	Minimum Quantity. The Facility User may only pre-deliver Gold pursuant to this section 2.3 in a minimum quantity of 800 Ounces and a multiple of 100 Ounces.

(4)	Effect. A voluntary pre-delivery of Gold under this section 2.3 is to be applied first against the then final Gold Delivery and then against the remaining Gold Deliveries in reverse order to the order in which the Gold Deliveries are due to be made.

(5)	Discount. A discount on the basis of applicable gold lease rates may be provided in respect of a voluntary pre-delivery, at the Facility Provider’s sole discretion.

2.4	Mandatory pre-delivery of the Gold Advance.

	(1)	Mandatory pre-delivery. On each Gold Delivery Date, the Facility User shall also make an additional and mandatory pre-delivery of Gold, determined in accordance with and subject to the following conditions:

		(a)	a pre-delivery of Gold under this section 2.4 shall only be required on a Gold Delivery Date which:

			(i)	immediately follows a Financial Quarter wherein the London Gold Price was greater than US$425/Ounce for more than 15 days; or

			(ii)	occurs when a Default or Event of Default has occurred and is continuing; and

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(b) the amount of Gold to be pre-delivered shall be the Current Gold Value of the US Dollar amount which is 50% of Free Cash Flow for such Financial Quarter;

(2)	Effect. A mandatory pre-delivery of Gold under this section 2.4 is to be applied first against the then final Gold Delivery and then against the remaining Gold Deliveries in reverse order to the order in which the Gold Deliveries are due to be made.

2.5 Business Day.

Subject to the next following sentence, whenever any delivery or payment hereunder is due on a day other than a Business Day, such delivery or payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest, fees or similar amounts. If any such extension would cause any delivery or payment to be made in the next following calendar month, such delivery or payment shall be made on the last preceding Business Day.

2.6 Manner of payment or delivery.

The Facility User shall make each payment of money or re-delivery of Gold due to the Facility Provider under this agreement in the currency in which it is due to the Facility Provider under this agreement in immediately available funds or in Gold, as the case may be, and unless paragraph (c) applies:

(a)	in respect of payments in money, at or before 11:00 a.m. (Sydney time) on the due date for that payment by electronic funds transfer or other satisfactory method of payment to the Facility Provider’s US Dollar bank account at:

Bank of New York, New York Account No.: 8900055375

Account Name: Macquarie Bank Limited Swift Code: IRVTUS3N

CHIPS UID: 236386

(which payment may be effected by an irrevocable instruction by the Facility Holder or BMG to debit its Proceeds Account)

(b)	in respect of the delivery of Gold, at or before 11:00 a.m. (London time) on the due date for that delivery to the Bullion Account (which delivery may be effected by an irrevocable instruction by the Facility Holder or BMG to debit its Gold Account);

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(c)	as the Facility Provider may direct by notice given not later than 3 Business Days before the payment or delivery, as the case may be, is made.

2.7 Computations.Each determination by the Facility Provider of an amount of Gold to be delivered or monies payable by the Facility User hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.8 [intentionally omitted]

2.9 Interest on Overdue Amounts.Except as otherwise provided in this agreement, each amount of Gold to be delivered, or monies owed, by the Facility User to the Facility Provider which is not delivered or paid when due (whether at stated maturity, on demand, by acceleration or otherwise, and in the case of a failure to deliver a quantity of Gold based on the Current Dollar Value of such Gold on each day that such failure to deliver shall persist) shall bear interest (both before and after judgment), from the date on which such delivery or payment is due until such delivery or payment is effected in full, payable on demand, at a rate per annum equal at all times to LIBOR plus five (5%) per cent per annum. With respect to periods occurring after an Event of Default, such calculation of overdue interest shall be made on the basis of such LIBOR interest period(s) as the Facility Provider may reasonably select.

Calculations of interest on overdue amounts shall be made on the daily amount outstanding on the basis of a year of 360 days. For purposes of disclosure pursuant to the Interest Act (Canada), the yearly rate of interest to which any rate of interest based on LIBOR is equivalent may be determined by multiplying the applicable rate by a fraction, the numerator of which is the number of days to the same calendar date in the next calendar year (or 365 days if the calculation is made as of February 29) and the denominator of which is 360.

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ARTICLE 3
CLOSING CONDITIONS

3.1 Conditions.The Facility User shall not be entitled to receive the Gold Facility from the Facility Provider unless the conditions precedent set forth in this section 3.1 have been satisfied, fulfilled, waived or otherwise met to the satisfaction of the Facility Provider in a manner and in form and substance satisfactory to the Facility Provider in its sole discretion.

(1)	Documents. The Gold Facility Documents (except for the Accession Agreement and the Security to be provided by NewCo Barbados and NewCo Canada, which documents have been tabled in escrow or otherwise dealt with as contemplated by section 3.1(9)) shall have been executed and delivered to the Facility Provider, and all registrations, filings or recordings necessary or desirable to preserve, protect or perfect the enforceability and first priority of the Liens created by the Security shall have been completed (including acknowledged irrevocable directions to the Operators with respect to payment of the Royalties into the Proceeds Account).

(2)	Constating Documents. The Facility Provider shall have received certified copies of the constating documents of each of the Obligors.

(3)	Resolutions. The Facility Provider shall have received certified copies of resolutions of the respective boards of directors of each of the Obligors authorizing the execution, delivery and performance of the Gold Facility Documents to which it is a party (which certified copies shall, in the case of NewCo Barbados and NewCo Canada, have been tabled in escrow or otherwise dealt with as contemplated by section 3.1(9)).

(4)	Incumbency. The Facility Provider shall have received a certificate of an officer of each of the Obligors certifying the names and the true signatures of the officers authorized to sign the Gold Facility Documents to which it is a party, accompanied by a list of authorized signatories of the Obligors for Gold Facility purposes (which certificate shall, in the case of NewCo Barbados and NewCo Canada, have been tabled in escrow or otherwise dealt with as contemplated by section 3.1(9)).

(5)	Good Standing. The Facility Provider shall have received a certificate of good standing or like certificate in respect of each of the Obligors issued by appropriate government officials of its jurisdiction of formation and each other jurisdiction where failure to register or qualify as a foreign or extra-provincial corporation in the opinion of the Facility Provider constitutes, or could reasonably be expected to constitute, an MAE.

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(6)	Fees. The Facility Provider shall have received payment of all fees and all reimbursable expenses then due to it.

(7)	Representations and Warranties. All of the representations and warranties contained herein or in any other Gold Facility Document shall be true and correct in all material respects on and as of the date of advance as though made on and as of such date and the Facility Provider shall have received a certificate of a senior officer of the Facility User so certifying to the Facility Provider.

(8)	No Default. No Default or Event of Default shall have occurred and be continuing, and the Facility Provider shall have received a certificate signed by a senior officer of the Facility User so certifying to the Facility Provider (including as to satisfaction of the covenants set forth in section 6.1(9) on the basis of the plan referred to in section 3.1(11)(b)).

(9)	Factual Matters. The Facility Provider shall have received evidence of the following:

(a) having regard to the funds available to BMG and the Facility User through the Gold Facility, the Bridge Facility and an equity offering, BMG and the Facility User shall have sufficient funds to complete the acquisition of all of the outstanding shares in the capital of each of NewCo Barbados and NewCo Canada in accordance with the Acquisition Agreement without the necessity of any material waiver by any party thereunder (including the payment of all related fees and expenses), and arrangements satisfactory to the Facility Provider shall have been made to ensure that the proceeds of the Gold Facility, the Bridge Facility and such equity offering will be made available to BMG and the Facility User concurrently with, and applied to, the closing of such acquisition;

(b) subject to such post-closing matters as shall remain outstanding under the Acquisition Agreement, which matters shall be subject to such undertakings, escrow provisions and other arrangements as shall be satisfactory to the Facility Provider:

(i) BMG and the Facility User are the owners of all of the outstanding shares in the capital of, respectively, NewCo Barbados and NewCo Canada;

(ii) NewCo Barbados and NewCo Canada are the owners of the Royalties (respectively, as set forth in schedule 2 annexed hereto) with a good and valid legal and beneficial title

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thereto, including the right to receive and deal with all of the proceeds therefrom (and, without limitation, all registrations, filings, notices, directions, acknowledgements or recordings necessary or desirable to preserve, protect or perfect the enforceability and priority of the respective interests of NewCo Barbados and NewCo Canada in the Royalties have been completed);

in each case free of any subsisting rights of first refusal, first offer or similar pre-emptive rights or opportunities in favour of any other person, which rights or opportunities (x) have not been irrevocably and unconditionally waived in writing, or (y) have not expired or otherwise become incapable of exercise in accordance with their terms;

	(c)	each of NewCo Barbados and NewCo Canada shall have tabled or otherwise made arrangements for the execution and delivery of the following:

(i) its certified copy of an authorizing resolution as referred to in section 3.1(3);

(ii) its certificate of incumbency and list of authorized signatories as referred to in section 3.1(4);

(iii) the Accession Agreement;

(iv) the Security to be provided by it as referred to in section 5.1;

in each case subject to such undertakings, escrow provisions and other arrangements as shall be satisfactory to the Facility Provider;

	(d)	no Obligor has created, granted or permitted to remain outstanding any Lien over any of its assets except for Permitted Encumbrances; and

	(e)	except for the Facility User, BMG has not incorporated or acquired any subsidiaries that are not disclosed in the most recent annual report for BMG provided to the Facility Provider.

(10)	Certain Matters. The Facility Provider shall have reviewed and be satisfied with:

	(a)	all matters pertaining to the Acquisition Agreement, the Bridge Facility Agreement, the Royalties and the Royalty Assets, including

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title, tenure, the Operators, operations and the Material Agreements (including resolution of the suspension of operations at el Limon);

(b)	financial and other matters concerning the Obligors and Operators;

(c)	general tax advice from BMG’s external advisers regarding BMG and its subsidiaries (including the other Obligors), the Royalties and any taxes or other charges payable thereon or with respect thereto;

(d)	specific tax advice confirming that the effect of withholding taxes is consistent with the methods and assumptions used in the financial model agreed between BMG and the Facility Provider;

(e)	specific tax advice confirming that no Canadian income taxes will be payable by the Obligors during the term of the Gold Facility;

(f)	a copy of an overlay outlining the Royalty Assets and the project reserves, resources and infrastructure; and

(g)	evidence confirming that there are no sales contracts, off-take agreements or other arrangements in place that would lead to the Royalties on the basis of prices that are less than the London Gold Price.

(11)	Financial, etc.

	(a)	The Facility Provider shall have received the annual budgets as approved by the respective directors of the Obligors (and which budgets, for greater certainty, shall be satisfactory to the Facility Provider as to, inter alia, form and substance).

	(b)	The Facility Provider shall have received a projected life of royalties plan setting forth BMG’s best estimates of the Royalties payable, based on publicly available life of mine plans for each of the Royalty Assets.

	(c)	The Facility Provider shall have received the most recent audited consolidated financial statements of BMG.

	(d)	Since the last day of the period covered by the financial statements referred to in (c) there shall have been, in the opinion of the Facility Provider, no MAE.

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(12)	Litigation. There shall be no actions, suits or proceedings (whether or not purportedly on its behalf) pending or threatened against or affecting any Obligor before any court or other judicial or administrative entity which would, if adversely determined, in the opinion of the Facility Provider constitute, or could reasonably be expected to constitute, an MAE.

(13)	Accounts. The Facility User and BMG shall have established the Proceeds Accounts and the Gold Accounts.

(14)	Legality. Since the date hereof, the making, maintenance and funding of the Gold Facility shall not, in the opinion of the Facility Provider's counsel, have been made unlawful for the Facility Provider by any Law, or any change therein, or in the published or unpublished interpretation or application thereof by any Official Body.

(15)	Opinions. The Facility Provider shall have received favourable opinions of counsel to the Obligors and of the Facility Provider’s counsel covering such matters as the Facility Provider shall reasonably request, including as to the Obligors, the Operators, the Royalties and the Gold Facility Documents.

(16)	Other. The Facility Provider shall have received such additional information, certificates, authorizations and documents as the Facility Provider shall require as well as satisfactory results of final due diligence enquiries as the Facility Provider may in its absolute discretion require to be conducted by the Facility Provider or its counsel.

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3.2 Conditions Solely for the Benefit of the Facility Provider.All conditions precedent to the entitlement of the Facility User to the Gold Facility are solely for the benefit of the Facility Provider, and no other person shall have standing to require satisfaction or fulfilment of any condition precedent or that it be otherwise met and no other person shall be deemed to be a beneficiary of any such condition, any and all of which may be freely waived in whole or in part by the Facility Provider at any time the Facility Provider deems it advisable to do so in its sole discretion.

3.3 Final Date.In the event that the Advance Date does not occur prior to the close of business in Vancouver on April 15, 2006 (or a later date as agreed by the parties in writing), the Gold Facility Limit shall forthwith reduce to nil, without the necessity of any notice to the Facility User or any other person.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES.

Each of the Obligors represents and warrants to the Facility Provider as of the Advance Date as set forth in this Article 4 (in the case of BMG and the Facility User, by execution hereof and, in the case of NewCo Barbados and NewCo Canada, by execution of the Accession Agreement), acknowledges that the Facility Provider is relying thereon in entering into this agreement and providing the Gold Facility, agrees that no investigation at any time made by or on behalf of the Facility Provider shall diminish in any respect whatsoever its right to rely thereon and agrees that all representations and warranties shall be valid and effective as of the date when given or deemed to have been given and to such extent shall survive the execution and delivery of this agreement and the provision of the Gold Facility.

Each representation and warranty in this agreement will be deemed to be repeated at each of the following times with reference to the facts and circumstances then subsisting, as if made at such time:

(a) on the last day of each Financial Quarter; and

(b) at the time of delivery of the Gold Advance Notice.

4.2 Existence.It is a corporation duly incorporated and organized and is validly subsisting and in good standing under the laws of its jurisdiction of incorporation is duly qualified as a foreign or extra-provincial corporation, as the case may be, and is in good standing in all jurisdictions where the failure to so qualify constitutes, or could reasonably be expected to constitute, an MAE.

4.3 Corporate Authority.It has full corporate right, power and authority to enter into, and perform its obligations under, this agreement and each other Gold Facility Document to which it is a party and has full corporate power and authority to own and

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operate its properties and to carry on its business as now conducted or as contemplated to be conducted.

4.4 Authorization, Governmental Approvals, etc.The execution and delivery of this agreement and each other Gold Facility Document to which it is or will be a party and the performance by it of its obligations hereunder and thereunder have been duly authorized by all necessary action on its part, and no Permit under any applicable Law or approval under any material contract, and (except for registration of the Security at public offices for the recording of Liens and any steps required to be taken on enforcement of the Security) no registration, qualification, designation, declaration or filing with any Official Body having jurisdiction over it, is necessary therefor or to perfect the same or to preserve the benefit thereof to the Facility Provider.

4.5 Enforceability.This agreement has been duly executed and delivered by it and constitutes, and each other Gold Facility Document to which it is or will be party when executed by it will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to such qualifications as may be set forth in the opinion of the Obligors' counsel delivered pursuant to section 3.1(15) .

4.6 No Breach.The execution and delivery by it of this agreement and each other Gold Facility Document to which it is or will be a party, and the performance by it of its obligations hereunder and thereunder, do not and will not:

(a)	conflict with or result in a breach of any of the terms, conditions or provisions of:

	(i)	its constating documents;

	(ii)	any applicable Law;

	(iii)	any contractual restriction binding on or affecting it or its properties (including any Material Agreement); or

	(iv)	any writ, judgment, injunction, determination or award which is binding on it; or

(b)	result in, or require or permit:

	(i)	the imposition of any Lien (other than the Security) on or with respect to any properties now owned or hereafter acquired by it; or

	(ii)	the acceleration of the maturity of any of its indebtedness under any contractual provision binding on or affecting it.

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4.7 Litigation.It is not aware of any actions, suits or proceedings (whether or not purportedly on behalf of any Obligor) pending or threatened against or affecting any Obligor before any Official Body which have a material likelihood of being determined adversely to it and, if so adversely determined, constitutes, or could reasonably be expected to constitute, an MAE.

4.8 Compliance.It is not aware of any basis that it may be, and has not received notice that it is alleged to be, in breach of:

(a)	any Permit or mandatory requirement or directive of any Official Body having jurisdiction relating to its business or assets (including under Environmental Laws); or

(b)	any other Law applicable to its business or assets;

where such breach or alleged breach, if the allegation were proven to be correct, constitutes, or could not reasonably be expected to constitute, an MAE.

4.9	No Default. No Default or Event of Default has occurred and is continuing.

4.10	Material Agreements. As at the Advance Date:

(a) each Material Agreement is in full force and effect;

(b) all conditions precedent under the Material Agreements have been satisfied or waived; and

(c) neither it nor (to the best of the its knowledge) any Operator is in breach under any Material Agreement, save for any such matter which does not constitute, and could not reasonably be expected to constitute, an MAE.

4.11 Ownership of Collateral.It has good and marketable title to all of its assets and properties, free and clear of all Liens other than Permitted Encumbrances.

4.12 Tax Returns.It has filed all Tax returns which are required to be filed and has paid all Taxes which have become due pursuant to such returns or pursuant to any assessment received by it, except any such Taxes which are being contested in good faith and by proper proceedings and for which adequate reserves have been maintained (and no Liens (except Permitted Encumbrances) have attached).

4.13 Financial Statements.The audited consolidated financial statements of BMG as of and for the period ended December 31, 2005, copies of which have been delivered to the Facility Provider, were prepared in accordance with generally accepted accounting principles in the United States and present fairly, as at the date thereof, the consolidated

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financial position of BMG, and since December 31, 2005 to the date hereof there has not been (and at the Advance Date there will not have been), any material adverse change in such consolidated financial position. As at the Advance Date:

(a)	such Obligor is solvent;

(b)	the realizable value of its assets exceeds its aggregate liabilities; and

(c)	it is able to pay its debts in the normal course.

4.14 MAE.As at the Advance Date, to its knowledge, no event or circumstance has or will have occurred which constitutes, or could reasonably be expected to constitute, an MAE.

4.15 Disclosure.All information heretofore supplied to the Facility Provider by or on behalf of any Obligor is, with respect to factual matters, true and correct in all material respects and is, with respect to projections, forecasts and other matters being the subject of opinion, believed on reasonable grounds to be true and correct in all material respects and, to the extent based upon assumptions, such assumptions are believed to be reasonable in the circumstances.

ARTICLE 5
SECURITY

5.1 Security.As continuing collateral security for the delivery, payment and performance of the Gold Outstandings (as well as the obligations of BMG and the Facility User under the Bridge Facility and all Hedging Obligations), the Obligors shall execute and deliver to the Facility Provider (or cause to be executed and delivered to the Facility Provider) the following documents, which documents shall be in form and substance satisfactory to the Facility Provider:

(1)	one or more security agreements (as the Facility Provider shall determine) covering all present and after-acquired personal property of BMG, including:

	(a)	all of the issued and outstanding shares in the capital of the Facility User and NewCo Barbados; and

	(b)	its Proceeds Account and Gold Account;

(2)	one or more security agreements (as the Facility Provider shall determine) covering all present and after-acquired personal property of the Facility User, including:

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(a)	all of the issued and outstanding shares in the capital of NewCo Canada; and

(b)	its Proceeds Account and Gold Account;

(3)	a fixed and floating charge (or equivalent under applicable law as satisfactory to the Facility Provider) over all of NewCo Barbados’ present and after-acquired assets of whatsoever nature and wherever situate, including the right to receive payments under the relevant Royalties as set forth in schedule 2 annexed hereto (together with an irrevocable direction to each relevant Operator that all such payments are to be paid by such Operator directly to the Facility Provider for deposit to the Proceeds Account);

(4)	a general security agreement covering all present and after-acquired personal property of NewCo Canada, including the right to receive payments under the relevant Royalties as set forth in schedule 2 annexed hereto (together with an irrevocable direction to each relevant Operator that all such payments are to be paid by such Operator directly to the Facility Provider for deposit to the Proceeds Account);

(5)	a guarantee of the Gold Outstandings, the obligations of BMG and the Facility User under the Bridge Facility and all Hedging Obligations made by each of NewCo Barbados and NewCo Canada in favour of the Facility Provider;

(6)	a guarantee of the Gold Outstandings made by BMG in favour of the Facility Provider;

(7)	a guarantee of all Hedging Obligations made by the Facility User in favour of the Facility Provider;

(8)	a subordination (inter-creditor) agreement made by the Obligors in favour of the Facility Provider regarding inter-corporate liabilities; and

(9)	a subordination (inter-creditor) agreement made by IAMGold in favour of the Facility Provider and the Bridge Lender whereby the obligations under the IAMGold Subordinated Debenture and BMG’s guarantee thereof are subordinated to the obligations of the Facility User and BMG under all Gold Facility Documents and under all Credit Facility Documents (as defined in the Bridge Facility Agreement) and the Hedging Obligations.

The pledges of shares as aforesaid shall include such definitive shares (duly endorsed for transfer), powers of attorney, irrevocable approvals of the issuing corporation’s

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directors, shareholders or others under seal as required for the pledge and registration thereof in the name of the Facility Provider or as it may direct, and other supporting documents as the Facility Provider shall reasonably request (including, in the case of uncertificated securities, such arrangements for perfection as the Facility Provider shall approve, acting reasonably). To the extent that pledged interests are not registered in the name of the Facility Provider, forthwith upon demand by the Facility Provider the relevant Obligor shall, to the extent permitted by applicable Law, cause such pledged interests to be registered in the name of the Facility Provider or as it may require.

As soon as reasonably practicable (and in any event within 30 days) after the Gold Advance Date, the Facility User shall cause NewCo Barbados to amend the articles of incorporation of NewCo Barbados with respect to the restrictions on transfer of shares, in such manner and form as shall reasonably be requested by the Facility Provider, and shall keep the Facility Provider apprised of all material developments in that regard.

5.2 Continued Perfection of Security.Each Obligor shall at its cost take such action and execute and deliver to the Facility Provider such agreements, conveyances, deeds and other documents and instruments as the Facility Provider shall reasonably request for the purpose of establishing, perfecting, preserving and protecting the enforceability of the Security and the Lien thereof, in each case forthwith upon request therefor by the Facility Provider and in form and substance satisfactory to the Facility Provider acting reasonably.

ARTICLE 6
COVENANTS

6.1 Affirmative Covenants.Until the Gold Outstandings are paid and satisfied in full, each Obligor (or, as may be expressly indicated, each of one or more specified Obligors) covenants as follows (in the case of BMG and the Facility User, by execution hereof and, in the case of NewCo Barbados and NewCo Canada, by execution of the Accession Agreement):

(1)	Corporate Existence. It will do all things necessary to (a) maintain its corporate existence, and (b) to carry out its businesses in a proper and efficient manner in like manner as prudent operators of its businesses, including obtaining and maintaining in full force and effect all material Permits required for the conduct of such businesses. The Facility User shall immediately advise the Facility Provider in writing of any change of corporate name, place of business, jurisdiction of domicile of any Obligor, and promptly provide to the Facility Provider copies of any amendments to the constating documents of any Obligor.

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(2)	Compliance with Laws, etc. It will comply in all material respects with all applicable Laws (including Environmental Laws) and Permits and do all things necessary to obtain, renew and maintain in good standing from time to time all Permits and duly observe all valid requirements of any Official Body, except to the extent failure to do so in the reasonable opinion of the Facility Provider does not constitute, and could not reasonably be expected to constitute, an MAE.

(3)	Payment of Taxes and Claims. It will file as and when required by applicable Law all Tax returns and pay and discharge before the same shall become delinquent (a) all Taxes imposed upon it or upon its property, and (b) all lawful claims (including claims for labour, materials, supplies or services) which, if unpaid, might become a Lien upon its property, except in each case any such Tax or claim which is being contested in good faith and by proper proceedings and for which adequate reserves have been maintained and no Liens (except Permitted Encumbrances) have attached.

(4)	Keeping of Books. It will keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and its assets and business to permit the preparation of financial statements in accordance with generally accepted accounting principles in the United States.

(5)	Pay Obligations to Facility Provider and Perform Other Covenants. The Facility User will make and effect full and timely payment, delivery and performance of the Gold Outstandings, whether now existing or hereafter arising, and each Obligor will duly comply with all the terms and covenants made by or applicable to it contained in each of the Gold Facility Documents, all at the times and places and in the manner set forth therein and, except for the filing of renewal statements and the making of other filings by or on behalf of the Facility Provider as secured party, at all times take all action necessary to maintain the Liens provided for under or pursuant to this agreement and the Security as valid and perfected first Liens on the property intended to be covered thereby (subject only to Permitted Encumbrances) and supply all information to the Facility Provider which is reasonably necessary for such maintenance.

(6)	Use of Proceeds. The Facility User will use the proceeds of the Gold Facility only for the purposes set forth in section 2.1(2).

(7)	Dealings. The Facility User shall ensure that all dealings with the Facility Provider with respect to the Gold Facility are conducted by officers and other representatives of the Facility User duly authorized on their behalf.

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(8)	Financial Information. The Facility User shall deliver to the Facility Provider:

	(a)	within 45 days of the end of each Financial Quarter, the unaudited consolidated financial statements of BMG; and

	(b)	within 90 days of the end of each Financial Year, the audited consolidated financial statements of BMG;

in each case in sufficient detail to permit the Facility Provider to determine the status of compliance with section 6.1(9); and

	(c)	on or prior to December 31 of each year, the annual budgets as approved by the respective directors of the Obligors (and which budgets, for greater certainty, shall be subject to the approval of the Facility Provider as to, inter alia, form and substance); and

	(d)	within seven days of the end of each calendar month, a report detailing (i) Royalties received in such month, with sufficient information and supporting documents to confirm calculations made under this agreement, and (ii) corporate costs incurred in such month.

(9)	Financial Matters. As at the end of each Financial Quarter:

	(a)	BMG shall maintain a ratio of Current Assets to Current Liabilities of 1:1 or higher;

	(b)	BMG shall maintain a DSCR of 1.2:1 or higher in respect of such Financial Quarter; and

	(c)	BMG shall maintain a Facility Life Ratio of 1.25:1 or higher;

and at any time and from time to time each Obligor shall provide to the Facility Provider such information as the Facility Provider shall reasonably request to confirm compliance herewith.

(10)	Notice; Information. The Facility User will promptly provide to the Facility Provider:

	(a)	written notice of any Default or Event of Default;

	(b)	a copy of all information received by an Obligor from an Operator under or in respect of the Royalties;

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(c)	details of any information of which it becomes aware that could reasonably be considered to reflect a material adverse change to the operating or financial condition of any Obligor, Operator or Royalty Asset;

(d)	written notice of any MAE or event which could reasonably be expected to constitute an MAE;

(e)	following the filing thereof by BMG, copies of all reports, statements and other material provided to shareholders or (other than on a confidential basis) to applicable securities regulatory authority (including the Securities and Exchange Commission); and

(f)	such other information as the Facility Provider may reasonably request from time to time.

(11)	Visitation, Inspection, etc. It will permit the Facility Provider and its representatives and consultants to visit and inspect any of its assets, to examine its books and records and to make copies and take extracts therefrom (as reasonably required), and to discuss its or any affiliate’s affairs, finances and accounts with relevant officers or independent auditors, all at such reasonable times and as often as the Facility Provider may reasonably request.

(12)	Environmental Indemnity. It will indemnify and hold harmless the Facility Provider, the Facility Provider’s affiliates and the respective directors, officers, employees, agents and representatives of the Facility Provider and such affiliates from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the indemnitees or any of them, directly or indirectly related to or arising out of any breach of any Environmental Law, or any release or the presence of hazardous materials, at any time relating to the assets or the operations of any Obligor; provided that no amount shall be payable under this section 6.1(12) to the extent that same arises out of the gross negligence or wilful misconduct of an indemnified person or a breach by an indemnified person of this agreement. The obligations of the Obligors under this section 6.1(12) shall survive the payment, delivery and performance of the Gold Outstandings.

(13)	Insurance. It will maintain or cause to be maintained with financially sound and reputable insurance companies such insurances with respect to its properties and business against such casualties and contingencies and

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            of such types and in such amounts as is customary in the case of similar businesses and in accordance with prudent industry practices.

(14)	Accounts. The Facility User and BMG will forthwith establish the Proceeds Accounts and the Gold Accounts with the Facility Provider and take such action, and execute such documents, as the Facility Provider shall request in that regard, including to establish the Proceeds Accounts and the Gold Accounts on such terms and conditions as the Facility Provider shall determine, to provide for the deposits, payments and withdrawals contemplated hereby, and to create, perfect and protect the security intended to be granted over same in favour of the Facility Provider.

Each of the Facility User and BMG will deposit or cause to be deposited into one of the Proceeds Accounts (or, in the case of Gold, one of the Gold Accounts), forthwith upon receipt, all monies received on account of or arising from:

	(a)	the sale of Gold as contemplated by section 2.1(3)(d);

	(b)	all Hedging Arrangements entered into by an Obligor;

	(c)	the Royalties or otherwise under any Material Agreement;

	(d)	any sale or other disposition of an interest in any asset by an Obligor; and

	(e)	the issue of any equity or incurrence of any other Financial Indebtedness by an Obligor;

and in that regard the Obligors will execute such directions and other instruments as the Facility Provider shall request in order that such monies shall be paid (or Gold delivered) directly by the payor or consignor into (as the case may be) one of the Proceeds Accounts or Gold Accounts.

Neither the Facility User nor BMG will be permitted to use or withdraw any monies or Gold in (as the case may be) a Proceeds Account or Gold Account save for Permitted Corporate Expense Withdrawals and Permitted Excess Cash Withdrawals, as a result of which withdrawals from the Proceeds Accounts and the Gold Accounts shall be made in the following order of priority:

	(f)	Gold Deliveries;

	(g)	mandatory pre-deliveries of Gold under section 2.4;

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(h) Permitted Corporate Expense Withdrawals; and

(i) Permitted Excess Cash Withdrawals;

provided that:

(j) Gold in a Gold Account may from time to time be converted into monies, and such monies deposited directly into a Proceeds Account;

(k) monies may be transferred from one Proceeds Account to the other Proceeds Account; and

(l) Gold may be transferred from one Gold Account to the other Gold Account;

in each case on such terms as shall from time to time be approved by the Facility Provider.

(15)	Ownership. BMG shall maintain 100% ownership of all issued and outstanding capital of each of the Facility User and NewCo Barbados, and the Facility User shall maintain 100% ownership of all issued and outstanding capital of NewCo Canada, in all such cases on a fully-diluted basis.

(16)	Further Assurances. It will at its cost and expense, upon request of the Facility Provider, duly execute and deliver, or cause to be duly executed and delivered, to the Facility Provider such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Facility Provider to carry out more effectually the provisions and purposes of this agreement and the other Gold Facility Documents.

6.2 Negative Covenants.Until the Gold Outstandings are paid, delivered and satisfied in full, and in addition to any other covenants herein set forth, each Obligor (or, as may be expressly indicated, each of one or more specified Obligors) covenants and agrees (in the case of BMG and the Facility User, by execution hereof and, in the case of NewCo Barbados and NewCo Canada, by execution of the Accession Agreement) that it will not take any of the actions set forth in this section 6.2 or permit or suffer same to occur without the prior written consent of the Facility Provider.

(1)	Liens. It will not create or incur any Lien over its assets, other than Permitted Encumbrances.

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(2)	Indebtedness. It will not create or incur any Financial Indebtedness, other than Permitted Debt.

(3)	Merger, etc. It will not:

	(a)	merge, consolidate or amalgamate with or into;

	(b)	enter into a plan of arrangement or other form of corporate structuring with; or

	(c)	sell, convey, transfer, lease or otherwise dispose of (in one transaction or a series of transactions) all or substantially all of its assets to;

any other person; provided that the Facility User and NewCo Canada may amalgamate on the conditions that:

	(d)	no Default or Event of Default shall have occurred and be continuing at the time of such amalgamation or be created as a result of such amalgamation;

	(e)	all of the representations and warranties contained herein or in any other Gold Facility Document shall be true and correct in all material respects on and as of the date of such amalgamation as though made on and as of such date, both before and immediately after the effective time of such amalgamation;

	(f)	the surviving entity shall expressly acknowledge in writing its continuing liability under, and subject to the terms of, each Gold Facility Document to which each of the Facility User and NewCo Canada was a party (except for such terms as shall merge as a matter of law);

	(g)	the Facility Provider shall have received an opinion of counsel to the surviving entity confirming the matters set forth in section 6.2(3)(f) and such other matters as the Facility Provider shall reasonably request; and

	(h)	having regard to such amalgamation, all registrations, filings or recordings necessary or desirable to preserve, protect or perfect the enforceability and first priority of the Liens created by the Security shall have been completed in each case in form and substance satisfactory to the Facility Provider.

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(4)	Distribution. It will not effect any Distribution other than with monies obtained through a Permitted Excess Cash Withdrawal.

(5)	Royalties. Neither NewCo Barbados nor NewCo Canada will reduce its interest in the Royalties or effect any material amendment to any Material Agreement.

(6)	Hedging and Derivative Transactions. It will not enter into any Hedging Arrangement except with the Facility Provider.

(7)	Gold Transactions. It will not enter into any transaction for the purchase or sale of or other dealing with Gold except with the Facility Provider.

(8)	Business. It will not:

(a) acquire any company, business or material assets; or

(b) initiate any substantive business activity that is not related to mineral exploration, mining and recovery, or the acquisition or holding of royalty or similar participation interests in or derived from mining and recovery.

(9)	Financial Assistance. It will not provide any financial assistance (whether by way of loan, guarantee, indemnity, agreement to acquire indebtedness or assets, or any other similar transaction intended to provide financial assistance) to any other person.

(10)	Sale of Assets. It will not sell, lease, exchange or otherwise dispose of (other than by way of Permitted Encumbrances) any assets exceeding US$50,000 in the aggregate in any Financial Year for BMG on a consolidated basis.

6.3 Covenant of the Facility Provider.

Until the Gold Outstandings are paid, delivered and satisfied in full, the Facility Provider will provide to the Facility User and BMG on a timely basis such reports as the Facility User shall reasonably request in order to monitor activity in the Proceeds Accounts and the Gold Accounts.

ARTICLE 7
CHANGES IN CIRCUMSTANCES

7.1 Illegality.If the enactment of any applicable Law or any change therein or in the interpretation or application thereof by any Official Body or compliance by the Facility Provider with any guideline, official directive, request or direction (whether or not

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having the force of Law) of any Official Body hereafter makes it unlawful for the Facility Provider to make, fund or maintain the Gold Facility or to give effect to its obligations hereunder or under any other Gold Facility Document, the Facility Provider may by written notice thereof to the Facility User declare its obligations under this agreement to be terminated, whereupon the same shall forthwith terminate, and the Facility User shall within the time required by such Law (or at the end of such longer period as the Facility Provider at its discretion has agreed) deliver and pay all Gold Outstandings to the Facility Provider.

7.2 LIBOR.

If, on or before any date on which an interest rate is to be determined on the basis of LIBOR, either:

(a)	the Facility Provider determines that it will not be possible to determine LIBOR for the applicable period or in the applicable amounts; or

(b)	the Facility Provider determines that LIBOR will not adequately reflect the cost of funding an overdue amount hereunder;

then, the Facility Provider shall forthwith give notice of such event to the Facility User, and the relevant amount shall bear interest at such rate as the Facility Provider shall advise the Facility User compensates the Facility Provider for its all-in cost of funds, together with the margin of five (5%) per cent set forth in section 2.9.

7.3	Indemnification.

	(1)	Matching Funds. The Facility User shall promptly pay to the Facility Provider any amounts required to compensate the Facility Provider for any breakage or similar cost, loss, cost of redeploying Gold or funds or other cost or expense suffered or incurred by the Facility Provider as a result of:

		(a)	any delivery or payment being made by the Facility User (due to acceleration hereunder or for any other reason) on a day other than the due date applicable thereto;

		(b)	the Facility User’s failure to give notice in the manner and at the times required hereunder; or

		(c)	the failure of the Facility User to fulfil or honour, before the date specified for the Gold Advance, the applicable conditions set forth in Article 3 or to accept such Gold Advance in the manner and at the time specified in its request therefor.

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A certificate of the Facility Provider submitted to the Facility User as to the amount necessary to so compensate the Facility Provider shall be conclusive evidence, absent manifest error, of the amount due from the Facility User to the Facility Provider.

(2)	General. The Facility User agrees to indemnify the Facility Provider and its affiliates, and the directors, officers and employees of each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the indemnitees or any of them, related to or arising out of the transactions contemplated hereunder or under any other Gold Facility Document; provided that no amount shall be payable under this section 7.3(2) to the extent that same arises out of the gross negligence or wilful misconduct of an indemnified person or a breach by an indemnified person of this agreement.

7.4	Taxes, Costs, Etc.

	(1)	Gross-Up. Any and all deliveries and payments by the Facility User under this agreement or any other Gold Facility Document shall be made free and clear of and without deduction or withholding for Taxes unless such Taxes are required by Law to be deducted or withheld. If the Facility User shall be required by Law to deduct or withhold any Taxes from or in respect of any Gold to be delivered or monies payable hereunder or thereunder:

		(a)	the amount of Gold to be delivered or monies payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this section) the Facility Provider receives an amount of Gold or monies equal to what it would have received if no deduction or withholding had been made;

		(b)	the Facility User shall make such deductions or withholdings; and

		(c)	the Facility User shall pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable Law.

Within 30 days after paying any sum from which it is required by Law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by section 7.4(1)(b) to pay,

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the Facility User shall deliver to the Facility Provider an official receipt or other evidence reasonably satisfactory to the Facility Provider of such deduction, withholding or payment and of the remittance thereof to the relevant Official Body.

(2)	Pay Taxes. The Facility User shall pay all Taxes which arise from any delivery or payment made hereunder or under any other Gold Facility Document or from the execution, delivery or registration of, or otherwise with respect to, this agreement or such other Gold Facility Document.

(3)	Indemnity. The Facility User shall indemnify and save harmless the Facility Provider for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts to be delivered or payable under this section) paid by the Facility Provider and any liability (including penalties, interest and expense) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date the Facility Provider makes written demand therefor. A certificate as to the amount of such Taxes submitted by the Facility Provider to the Facility User shall be conclusive evidence, absent manifest error, of the amount due from the Facility User to the Facility Provider.

(4)	Survival. Without prejudice to the survival of any other agreement or obligation of the Facility User hereunder or under any other Gold Facility Document, the obligations of the Facility User under this section 7.4 shall survive the payment, delivery and performance of the Gold Outstandings.Limitation. The Facility Provider shall exercise reasonable commercial efforts to limit the incidence of any additional amounts payable under this section 7.4, and the Facility User shall not be obligated to pay any such amounts to the extent that they arise after the cause of same is rescinded, removed, repealed or withdrawn.Effect of Assignment.

The Facility Provider agrees not to assign the Gold Facility, or any portion thereof, to any assignee which would result in the obligations of the Facility User under section 7.4(1) above becoming more onerous in any material respect (determined immediately after such assignment), including an increase in the amount of the required deductions or withholdings. Increased Costs.If:

(a) the enactment or amendment of any Law or any change in the interpretation or application thereof by any Official Body; or

(b) compliance by the Facility Provider with any amendment or change to any existing directive, request or requirement (whether

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or not having the force of Law) of any Official Body or with any new such directive, request or requirement;

shall have the effect of:

(c)	increasing the cost to the Facility Provider of performing its obligations under this agreement or in respect of the Gold Facility, including the costs of maintaining any capital, reserve or special deposit requirements with respect to this agreement or the Gold Facility or with respect to its obligations hereunder;

(d)	requiring the Facility Provider to maintain or allocate any capital (including a requirement affecting the Facility Provider's allocation of capital to its obligations) or additional capital in respect of its obligations under this agreement or in respect of the Gold Facility or otherwise reducing the effective return to the Facility Provider under this agreement or in respect of the Gold Facility or on its total capital as a result of entering into this agreement or making the Gold Facility available;

(e)	reducing any amount of Gold to be delivered to it or monies payable to it by or in an amount it deems material (other than a reduction resulting from a higher rate of income or capital Tax or other special Tax relating to the Facility Provider's income or capital in general); or

(f)	causing the Facility Provider to make any payment or to forgo any return on or calculated by reference to any amount of Gold to be delivered to it or monies payable to it under this agreement or in respect of the Gold Facility;

then the Facility Provider may give notice to the Facility User specifying the nature of the event giving rise to such additional cost, reduction, payment or forgone return and the Facility User shall promptly pay such amounts as the Facility Provider may specify to be necessary to compensate it for any such additional cost, reduction, payment or forgone return. A certificate setting out, in reasonable detail, the amount of any such additional cost, reduction, payment or forgone return, submitted in good faith by the Facility Provider to the Facility User, shall be conclusive and binding for all purposes absent manifest error.

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ARTICLE 8
EVENTS OF DEFAULT

8.1 Events of Default. Each of the events set forth in this section 8.1 shall constitute an "Event of Default".

(1)	Payment. The Facility User shall fail to deliver or pay to the Facility Provider any Gold or monies required to be delivered or paid by the Facility User hereunder or under any other Gold Facility Document (whether on account of a Gold Delivery, interest, fees, expenses, indemnity or otherwise) and the same shall remain undelivered or unpaid for three Business Days after the due date.

(2)	Representations and Warranties Incorrect. Any of the representations or warranties made or deemed to be made by any Obligor in any Gold Facility Document shall prove to be or have been incorrect in any material respect when made or deemed to be made.

(3)	Failure to Perform Covenants. Other than in respect of those covenants referred to in section 8.1(4), any Obligor shall fail to perform or observe any covenant contained in this agreement or any other Gold Facility Document on its part to be performed or observed or otherwise applicable to it; provided that, if such failure is capable of being remedied, no Event of Default shall have occurred as a result thereof unless and until such failure shall have remained unremedied for seven days after the earlier of (i) written notice thereof has been given to the Facility User by the Facility Provider, and (ii) such time as the relevant Obligor is aware of same.

(4)	Ibid. Any Obligor shall fail to perform or observe any covenant contained in section 6.1(1)(a), 6.1(6) or 6.2 on its part to be performed or observed or otherwise applicable to it.

(5)	Cross-Default. Any event of default shall occur and shall continue after the applicable grace period (if any) specified in:

(a) the Bridge Facility Agreement;

(b) any agreement or instrument relating to any other indebtedness of any Obligor to the Facility Provider (including any Hedging Arrangement);

(c) the IAMGold Subordinated Debenture; or

(d) any agreement or instrument relating to any indebtedness of any Obligor to any other person, unless the relevant Obligor shall, to

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the satisfaction of the Facility Provider, be diligently, continuously and in good faith taking all appropriate proceedings and other steps to dispute same.

(6)	Voluntary Events of Bankruptcy. Any Obligor or Operator shall:

	(a)	apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, administrator, trustee, liquidator or other similar official for itself or for all or any part of its assets;

	(b)	generally not pay its debts as such debts become due or admit in writing its inability to pay its debts generally, or declare any general moratorium on its indebtedness;

	(c)	commit an act of bankruptcy, or make a general assignment for the benefit of creditors or a proposal under the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) or a similar Law of any applicable jurisdiction;

	(d)	institute any proceeding seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any statute, rule or regulation relating to bankruptcy, insolvency, reorganization, relief or protection of debtors or at common law or in equity; or

	(e)	take any corporate action to authorize any of the actions described in this section 8.1(6).

(7)	Involuntary Events of Bankruptcy. Any proceeding against any Obligor or Operator:

	(a)	has adjudicated it a bankrupt or insolvent;

	(b)	has resulted in the liquidation, dissolution, winding-up, reorganization, arrangement, adjustment, protection or relief or composition of it or its debts under any statute, rule or regulation relating to bankruptcy, insolvency, reorganization, relief or protection of debtors, or at common law or in equity; or

	(c)	has resulted in the appointment of a receiver, custodian, administrator, trustee, liquidator or other similar official for it or any material part of its assets.

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(8)	Execution. All or any material part of the assets of any Obligor or Operator are attached, executed, sequestered or distrained upon or become subject to any order of a court or other process and such Obligor or Operator shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, or in the case of an Obligor deposit with the Facility Provider cash collateral or other security satisfactory to the Facility Provider in the amount of the claim, within 30 days from the date of entry thereof.

(9)	Judgments. Judgment for the payment of money (unless fully insured) shall be rendered by a court of competent jurisdiction against any Obligor or Operator and such Obligor or Operator shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, or in the case of an Obligor deposit with the Facility Provider cash collateral or other security satisfactory to the Facility Provider in the amount of the judgment, within 30 days from the date of entry thereof.

(10)	Unenforceable. Any Gold Facility Document or Material Agreement shall become unenforceable or the Lien of the Security shall cease to rank in priority in the manner contemplated herein or in the Security other than by reason of the direct act or omission of the Facility Provider.

(11)	Royalty Agreements. Any event or circumstance shall occur:

(a) which constitutes an event of default (howsoever denominated) under or a breach of the Acquisition Agreement or any Royalty Agreement by an Obligor; or

(b) as a result of which any party to the Acquisition Agreement or a Royalty Agreement (other than an Obligor) shall be permitted to terminate the Acquisition Agreement or such Royalty Agreement.

(12)	Royalty Agreements. Any event or circumstance shall occur, as a result of which a party to a Royalty Agreement (in this section 8.1(12), the “relevant Royalty Agreement”) has suspended operations or payments under the relevant Royalty Agreement; provided that an Event of Default shall not be considered to have occurred under this section 8.1(12) with respect to the relevant Royalty Agreement in the following events or circumstances:

(a) an Event of Default under section 8.1(11) has not occurred;

(b) the aggregate number of days comprised in all suspensions of operations or payments under this proviso to section 8.1(12) in

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respect of the relevant Royalty Agreement does not exceed 30 in any period of 12 consecutive months; and

(c)	the aggregate amount of foregone Royalties as a result of all suspensions of operations or payments under this proviso to section 8.1(12) in respect of all Royalty Agreements does not exceed US$150,000 in any period of 12 consecutive months.

(13)	Expropriation. The expropriation, condemnation or taking by eminent domain or similar authority, or by any proceeding or purchase in lieu or anticipation thereof, of any property or asset of any Obligor or Operator, or any right, title or interest therein, by any Official Body, as a result of which there has been a material impairment of the operation or financial viability of a Royalty Asset or the calculation of a Royalty payable to an Obligor.

(14)	Dolores. The owner of the Dolores gold project in Mexico shall fail to commission the project on or prior to June 30, 2007.

(15)	MAE. Either:

(a) in the opinion of the Facility Provider, an MAE shall have occurred and be continuing; or

(b) an event shall occur or circumstance shall be continuing which, in the opinion of the Facility Provider and with the giving of notice, lapse of time and/or making of any determination of materiality, would have an MAE.

(16)	Royalty Claim. Any Operator shall assert a claim against an Obligor for reimbursement of any past overpayment of a Royalty, or shall set off (or shall assert a right to set off) any such claim against a Royalty payable to an Obligor, in an amount that is material in the opinion of the Facility Provider (in its sole discretion), unless:

(a) each of the following conditions is met in respect of such claim or set-off:

(i) all covenants and undertakings under the Royalty Agreement in respect of which such claim or set-off is made have been and will continue to be met both before and after the reimbursement is claimed or such set-off is made; and

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(ii)	the conditions set out in the definition of Permitted Excess Cash Withdrawal applicable to a withdrawal shall have been met, mutatis mutandis, in respect of such claim or set-off;

or

(b)	each of the following conditions is met in respect of such claim or set-off:

	(i)	such claim or set-off is disputed in good faith and by appropriate proceedings acceptable to the Facility Provider, and is resolved to the satisfaction of the Facility Provider within 45 days (or such longer period as the Facility Provider shall permit in its sole discretion) after such claim was asserted, or set-off made, against the applicable Obligor; and

	(ii)	all covenants and undertakings under the Royalty Agreement in respect of which such claim or set-off is made have been and will continue to be met from the moment before the reimbursement is claimed or such set-off is made until the resolution of same in accordance with section 8.1(16)(b)(i).

8.2	Effect.

	(1)	General. Upon the occurrence and continuance of an Event of Default, except as provided in section 8.2(2), the Facility Provider may after the expiry of seven days:

		(a)	by notice to the Facility User cancel all obligations of the Facility Provider in respect of the Gold Facility Limit; and

		(b)	by notice to the Facility User declare the Gold Outstandings to be forthwith due and required to be paid and/or delivered, as the case may be, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Facility User.

	(2)	Specific Defaults. If any Event of Default specified in section 8.1(6) or 8.1(7) shall occur in respect of any Obligor, then all obligations of the Facility Provider in respect of the Gold Facility Limit shall be automatically cancelled and the Gold Outstandings to be forthwith due and required to be paid and/or delivered, as the case may be, all as if the request and

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           notice specified in each of sections 8.2(1)(a) and 8.2(1)(b) had been received and given by the Facility Provider.

(3)	Enforcement. Upon the occurrence of an Event of Default and acceleration of the Gold Outstandings, the Facility Provider may commence such legal action or proceedings as it may deem expedient, including exercising and enforcing its rights and remedies under the Security, all without any additional notice, presentation, demand, protest, notice of dishonour, entering into of possession of any property or assets, or any other action, notice of all of which the Obligors hereby expressly waive. The rights and remedies of the Facility Provider hereunder and under the other Gold Facility Documents are cumulative and are in addition to and not in substitution for any other rights or remedies provided by Law.

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ARTICLE 9
MISCELLANEOUS

9.1 Records.The Gold Outstandings and the unpaid interest comprised therein shall at all times be ascertained from the records of the Facility Provider, which shall be conclusive absent manifest error.

9.2 Amendments, etc.No amendment or waiver of any provision of this agreement or of any other Gold Facility Document, nor any consent to any departure by any Obligor or other person herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed by the Facility Provider, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.3 Notices, etc.Any and all notices or other communications required or permitted pursuant to this agreement shall be in writing and shall be personally delivered by courier or telecopied to the addressee at the address referred to below, in which case such notice or other communication shall conclusively be deemed to have been given to the addressee thereof on the day upon which it was delivered or received by telecopy if delivered or received prior to the relevant time on such day (or on the next Business Day if received after the relevant time or if received on a day that is not a Business Day). For this purpose, the "relevant time" shall be 3:00 p.m. (local time). The addresses referred to above for the Facility User and the Facility Provider are as follows:

to the Facility User:

One East Liberty Street
Sixth Floor, Suite 9
Reno, Nevada 89504

Attention: Mark Kucher
Telecopy No. (775) 686-6066

to the Facility Provider:

Macquarie Bank Limited
1 Martin Place
Sydney, NSW 2000

Attention: Executive Director,
Metals and Energy Capital Division
Telecopy No. +61 (2) 8232-3590

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with a copy to:

Macquarie Metals and Energy Capital (Canada) Ltd.
26th Floor 1055 Dunsmuir Street
Vancouver, BC V7X 1B1

Each party may change its address for service by written notice, given in the manner provided above, to the other parties and such change shall be effective upon the date the notice shall be deemed to be received.

9.4 No Waiver; Remedies.No failure on the part of the Facility Provider to exercise, and no delay in exercising, any right under any Gold Facility Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right under any Gold Facility Document preclude any other or further exercise thereof or the exercise of any other right. The remedies herein and therein provided are cumulative and not exclusive of any remedies provided by Law.

9.5 Expenses.The Facility User shall pay to the Facility Provider all reasonable costs and expenses (including all reasonable legal fees and disbursements) incurred by the Facility Provider in connection with this agreement, the other Gold Facility Documents and the Gold Facility, including:

(1)	the negotiation of the letter dated and the negotiation, preparation, execution, delivery and interpretation, both prior and subsequent to the Advance Date, of this agreement and any other Gold Facility Document (in this section 9.5, collectively, the “Documents”);

(2)	the performance by the Facility Provider of its obligations and duties under any Document;

(3)	advice of counsel with respect to the administration of or other matters relating to the Gold Facility, any Document or any transaction contemplated thereunder;

(4)	the enforcement of any Document or the enforcement or preservation of rights under and the refinancing, renegotiation or restructuring (including negotiation of any so-called “workout” or similar transaction) of the Gold Facility under this agreement or any other Document or the bringing of any action, suit or proceeding with respect to the enforcement of any Document or any such right or seeking any remedy which may be available to the Facility Provider at law or in equity; and

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(5)	any amendments, waivers or consents pursuant to the provisions hereof or any other Document.

9.6	Judgment Currency.

	(1)	Exchange Rate. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder to the Facility Provider in one currency (in this section 9.6, the “Original Currency”) into another currency (in this section 9.6, the “Judgment Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Facility Provider could purchase the Original Currency with the Judgment Currency on the Business Day preceding that on which final judgment is paid or satisfied.

	(2)	Obligation. The obligations of the Facility User in respect of any sum due in the Original Currency from it to the Facility Provider under any Gold Facility Document shall, notwithstanding any judgment in any Judgment Currency, be discharged only to the extent that, on the Business Day following receipt by the Facility Provider of any sum adjudged to be so due in such Judgment Currency, the Facility Provider may in accordance with normal banking procedures purchase the Original Currency with such Judgment Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Facility Provider in the Original Currency, the Facility User agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Facility Provider against such loss and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Facility Provider in the Original Currency, the Facility Provider agrees to remit such excess to the Facility User.

9.7	Governing Law.

	(1)	Governing Law. This agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

	(2)	Submission to Jurisdiction. Each party hereby irrevocably submits to the jurisdiction of the courts of British Columbia in any action or proceeding arising out of or relating to this agreement and hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding. Each party agrees

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that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(3)	Non-Exclusive. Nothing in this section 9.7 shall affect the right of any party to serve legal process in any other manner permitted by Law or affect the right of a party to bring any action or proceeding against another party or its property in the courts of other jurisdictions.

(4)	Trial by Jury. Each of the parties hereto, to the fullest extent permitted by Law, hereby waives its rights to a trial by jury.

9.8	Successors and Assigns.

	(1)	Effectiveness. This agreement shall become effective when it shall have been executed by BMG, the Facility User and the Facility Provider and thereafter shall be binding upon and enure to the benefit of each such person, its successors and permitted assigns.

	(2)	Facility User not to Assign. No Obligor shall have the right to assign its rights or obligations hereunder or any interest herein without the prior consent of the Facility Provider, which consent may be arbitrarily withheld.

	(3)	Assignments. The Facility Provider may assign (including by way of syndication or participation) all or any part of its interest in the Gold Facility to one or more persons (each an “Assignee”) and, to the extent of any such assignment (unless otherwise stated therein), the assignee shall have the same rights and benefits hereunder and under the other Gold Facility Documents as it would have if it were the Facility Provider hereunder.

	(4)	Assumption. In order to effect an assignment contemplated by section 9.8(3), the Facility Provider shall deliver to the Facility User (at the Facility Provider’s cost but exclusive of the fees of the Facility User’s counsel) an agreement by which the Assignee assumes the obligations and agrees to be bound by all the terms and conditions of this agreement, all as if such Assignee had been an original party hereto. Upon any such assignment and such assumption of the obligations of the Facility Provider by such Assignee, the Facility Provider and the Facility User shall be mutually released from their respective obligations hereunder to the extent of such assignment and assumption and shall thenceforth have no liability or obligations to each other to such extent, except in respect of actions taken or matters which have arisen prior to such assignment.

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9.9 Conflict.In the event of a conflict between the provisions of this agreement and the provisions of any other Gold Facility Document, the provisions of this agreement shall prevail.

9.10 Severability.The provisions of this agreement are intended to be severable. If any provision of this agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

9.11 Prior Understandings.This agreement supersedes all prior understandings and agreements, whether written or oral, among the parties relating to the transactions provided for herein.

9.12	Time of Essence.Time shall be of the essence hereof.

9.13	Counterparts.This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, and may be delivered by a party by facsimile or similar means of recorded communication.

(execution page follows)

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IN WITNESS WHEREOF the parties have caused this agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FACILITY USER:

1212500 ALBERTA LTD.

Per:

GUARANTOR:

BATTLE MOUNTAIN GOLD
EXPLORATION CORP.

Per:

FACILITY PROVIDER:

MACQUARIE BANK LIMITED

Per:

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SCHEDULE 1

FORM OF GOLD ADVANCE NOTICE

Macquarie Bank Limited
1 Martin Place
Sydney, NSW 2000

Attention: Executive Director,
Metals and Energy Capital Division
Telecopy No. +61 (2) 8232-3590

Dear Sirs/Mesdames:

Re: Gold Facility

We refer to section 2.1(3)(a) of the gold facility agreement dated for reference April , 2006 between the undersigned as Facility User, Battle Mountain Gold Exploration Corp. as Guarantor and Macquarie Bank Limited as Facility Provider (as amended, restated, supplemented and otherwise modified from time to time, the “Facility Agreement”). Capitalized terms used and not defined herein have the meanings given to them in the Facility Agreement.

We hereby confirm our request for a Gold Advance of 11,750 Ounces on April , 2006, and hereby confirm and request as follows:

(a) as at the date hereof, the representations and warranties of each Obligor contained in the Facility Agreement are true and correct; and

(b) as at the date hereof, no Default or Event of Default has occurred and is continuing, and no Default or Event of Default will result from the proposed Gold Advance;

(continued on next page)

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2

(c) we request, instruct and direct that the proceeds of the sale of Gold pursuant to the Confirmation between Battle Mountain Gold Exploration Corp. and Macquarie Bank Limited dated , 2006, net of all costs and expenses and your prevailing and customary charges, shall be paid as set forth in the attached Annex 1.

Yours truly,

1212500 ALBERTA LTD.

Per:

with a copy to:

Macquarie Metals and Energy Capital (Canada) Ltd.
26th Floor 1055 Dunsmuir Street
Vancouver, BC  V7X 1B1

Attention: Chris Adams
Telecopy No. (604) 605-1679

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     ANNEX 1 to Gold Advance Notice

PAYMENT INSTRUCTIONS

[** to be attached **]

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SCHEDULE 2

ROYALTIES 1

A. Royalty Agreements held by NewCo Canada

1.	WILLIAMS MINE, ONTARIO (TRUST UNITS TO BE TRANSFERRED)

2.	JOE MANN MINE, QUEBEC

3.	EL LIMON MINE, NICARAGUA

4.	LLUVIO DE ORO MINE, MEXICO

5.	NIGHT HAWK LAKE PROPERTY, ONTARIO

6.	SEGUENEGA PROPERTY, BURKINA FASO

1 schedule to be replaced with schedule from acquisition agreement – awaiting Word version.

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2

B. Royalty Agreements held by NewCo Barbados

1.	DON MARIO MINE, BOLIVIA

2.	MAGISTRAL MINE, MEXICO

3.	DOLORES DEPOSIT, MEXICO

4.	LLUVIO DE ORO MINE, MEXICO

5.	MARMATO PROPERTY, COLUMBIA

6.	RELIEF CANYON MINE, NEVADA

7.	VUELTAS DEL RIO MINE, HONDURAS

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SCHEDULE 3

FORM OF ACCESSION AGREEMENT

THIS AGREEMENT is dated for reference April , 2006.

BETWEEN:

1212500 ALBERTA LTD.
as Facility User

OF THE FIRST PART

AND:

BATTLE MOUNTAIN GOLD EXPLORATION CORP. as Guarantor

OF THE SECOND PART

AND:

BMGX (BARBADOS) CORPORATION
as Guarantor

OF THE THIRD PART

AND:

1210078 ALBERTA LTD.
as Guarantor

OF THE FOURTH PART

AND:

MACQUARIE BANK LIMITED
as Facility Provider

OF THE FIFTH PART

WHEREAS the Facility User has requested that the Facility Provider make available to it a gold facility, and the Facility Provider has agreed to do so on the terms and conditions set forth in the Facility Agreement;

AND WHEREAS each Guarantor will provide to the Facility Provider a guarantee of (inter alia) the obligations of the Facility User under the Facility Agreement;

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2

NOW THEREFORE in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties agree as follows:

(1)	Defined Terms.

In this agreement:

“Facility Agreement” means the gold facility agreement dated for reference April , 2006 between 1212500 Alberta Ltd. as Facility User, Battle Mountain Gold Exploration Corp. as Guarantor, and Macquarie Bank Limited as Facility Provider.

“NewCo’s” means, collectively, BMGX (Barbados) Corporation and 1210078 Alberta Ltd.

Capitalized terms used and not defined herein have the meanings given to them in the Facility Agreement.

(2)	Accession of the Operating Companies.

With effect from the date hereof, the parties hereto agree that each of the NewCo’s shall be a party to the Facility Agreement having all the rights and obligations as a Guarantor and Obligor thereunder as if it had originally been party to the Facility Agreement and each NewCo hereby agrees to be bound by all of the terms of the Facility Agreement as if it had originally been party thereto.

(3)	Acceptance.

By its signature below, each party to this agreement (other than the NewCo’s), confirms the acceptance of the NewCo’s as Guarantors and Obligors for all purposes under the Facility Agreement

(4)	Notices.

Each NewCo confirms that its address details for notices are as set forth in section 9.3 of the Facility Agreement under the heading “Obligors:”.

(5)	Governing Law.

This agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

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3

(6)	Counterparts.

This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, and may be delivered by a party by facsimile or similar means of recorded communication.

IN WITNESS WHEREOF the parties have caused this agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FACILITY USER:

1212500 ALBERTA LTD.

Per:

GUARANTORS:

BATTLE MOUNTAIN GOLD
EXPLORATION CORP.

Per:

BMGX (BARBADOS) CORPORATION

Per:

1210078 ALBERTA LTD.

Per:

FACILITY PROVIDER:

MACQUARIE BANK LIMITED

Per:

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